UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 13G/A

Under the Securities Exchange Act of 1934
(Amendment No. 6)*

K-Tron International, Inc.

(Name of Issuer)

Common Stock, $0.01 par value

(Title of Class of Securities)

482730 10 8

(CUSIP Number)

December 31, 2006

(Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

[ ]	Rule 13d-1(b)

[X]	Rule 13d-1(c)

[ ]	Rule 13d-1(d)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

Schedule 13G
CUSIP No. 482730 10 8		Page 2 of 14 Pages

1.		Name of Reporting Person.
Robert E. Robotti
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
United States

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 248,115

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 248,115

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
248,115

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
9.3%

12.		Type of Reporting Person (See Instructions)
IN, HC

Schedule 13G
CUSIP No. 482730 10 8		Page 3 of 14 Pages

1.		Name of Reporting Persons.
Robotti & Company, Incorporated
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 173,815

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 173,815

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
173,815

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
6.5%

12.		Type of Reporting Person (See Instructions)
CO, HC

Schedule 13G
CUSIP No. 482730 10 8		Page 4 of 14 Pages

1.		Name of Reporting Person.
Robotti & Company, LLC
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4..		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 4,460

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 4,460

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
4,460

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
Less than 1%

12.		Type of Reporting Person (See Instructions)
OO, BD

Schedule 13G
CUSIP No. 482730 10 8		Page 4 of 14 Pages

1.		Name of Reporting Person.
Robotti & Company Advisors, LLC
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 169,355

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 169,355

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
169,355

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
6.3%

12.		Type of Reporting Person (See Instructions)
OO, IA

Schedule 13G
CUSIP No. 482730 10 8		Page 6 of 14 Pages

1.		Name of Reporting Persons.
Kenneth R. Wasiak
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
United States

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 74,300

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 74,300

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
74,300

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
2.8%

12.		Type of Reporting Person (See Instructions)
IN, HC

Schedule 13G
CUSIP No. 482730 10 8		Page 7 of 14 Pages

1.		Name of Reporting Person.
Ravenswood Management Company, L.L.C.
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 74,300

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 74,300

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
74,300

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
2.8%

12.		Type of Reporting Person (See Instructions)
OO

Schedule 13G
CUSIP No. 482730 10 8		Page 8 of 14 Pages

1.		Name of Reporting Persons.
The Ravenswood Investment Company, L.P.
I.R.S. Identification Nos. of above persons (entities only).

2.		Check the Appropriate Box if a Member of a Group (See Instructions)
(a) [ ]
(b) [X]

3.		SEC Use Only

4.		Citizenship or Place of Organization
New York

Number of	5.	Sole Voting Power: -0-

Shares
Beneficially	6.	Shared Voting Power: 74,300

Owned by
Each	7.	Sole Dispositive Power: -0-

Reporting
Person With	8.	Shared Dispositive Power: 74,300

9.		Aggregate Amount Beneficially Owned by Each Reporting Person
74,300

10.		Check if the Aggregate Amount in Row (9) Excludes Certain Shares [ ]

11.		Percent of Class Represented by Amount in Row (9)
2.8%

12.		Type of Reporting Person (See Instructions)
PN

Schedule 13G
CUSIP No. 482730 10 8	Page 9 of 14 Pages

Item 1(a).	Name of Issuer:
K-Tron International, Inc.

Item 1(b).	Address of Issuer's Principal Executive Offices:
Routes 55 and 553, P.O. Box 888, Pitman, New Jersey 08071-0888

Item 2(a).	Name of Persons Filing:
This statement is filed by (collectively, the "Reporting Persons")
(i) Robert E. Robotti ("Robotti"), a United States citizen;
(ii) Robotti & Company, Incorporated ("ROBT"), a New York corporation;

(iii)          Robotti & Company, LLC ("Robotti  & Company"), a New York limited liability company and broker-dealer registered under Section 15 of the Securities Exchange Act of 1934, as amended (the "Exchange Act");

(iv) Robotti & Company Advisors, LLC ("Robotti Advisors"), a New York limited liability company and investment advisor registered under the Investment Advisers Act of 1940;
(v) Kenneth R. Wasiak ("Wasiak"), a United States citizen;
(vi) Ravenswood Management Company, L.L.C. ("RMC"), a limited liability company and the general partner of The Ravenswood Investment Company, L.P.; and
(vii) The Ravenswood Investment Company, L.P. ("RIC"), a New York limited partnership.

Item 2(b).	Address of Principal Business Office or, if None, Residence:
The principal business address of each of Mr. Robotti, ROBT, Robotti & Company and Robotti Advisors is 52 Vanderbilt Avenue, 4th Floor, New York, New York 10017-3808.

The principal business address of each of RMC and RIC is 104 Gloucester Road, Massapequa, New York, 11758.

The principal business address of Mr. Wasiak is 515 Madison Avenue, New York, New York 10022

Item 2(c).	Citizenship:
See Item 2(a)

Item 2(d).	Title of Class of Securities:
Common Stock, $0.01 par value (the "Common Stock")

Item 2(e).	CUSIP Number
482730 10 8

Item 3.	If this Statement is Filed Pursuant to Rule 13d-1(b), or 13d-2(b) or (c), Check Whether the
Person Filing is a:
Not Applicable

Schedule 13G
CUSIP No. 482730 10 8	Page 10 of 14 Pages

Item 4.	Ownership
(i) Mr. Robotti: (1) (2) (3) (4)
(a) Amount beneficially owned: 248,115 shares
(b) Percent of class: 9.3%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 248,115 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 248,115 shares

(ii) ROBT: (1) (2) (3)
(a) Amount beneficially owned: 173,815 shares
(b) Percent of class: 6.5%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 173,815 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 173,815 shares

(iii) Robotti & Company: (1) (2)
(a) Amount beneficially owned: 4,460 shares
(b) Percent of class: less than one percent
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 4,460 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 4,460 shares

(iv) Robotti Advisors: (1) (3)
(a) Amount beneficially owned: 169,355 shares
(b) Percent of class: 6.3%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 169,355 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 169,355 shares

(v) Mr. Wasiak: (1) (4)
(a) Amount beneficially owned: 74,300 shares
(b) Percent of class: 2.8%
(c) Number of shares as to which such person has:
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 74,300 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 74,300 shares

Schedule 13G
CUSIP No. 482730 10 8	Page 11 of 14 Pages

(vii) RMC: (1) (4)
(a) Amount beneficially owned: 74,300 shares
(b) Percent of class: 2.8%
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 74,300 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 74,300 shares

(viii) RIC: (1) (4)
(a) Amount beneficially owned: 74,300 shares
(b) Percent of class: 2.8%
(c) Number of shares as to which such person has
(i) Sole power to vote or direct the vote: 0 shares
(ii) Shared power to vote of to direct the vote: 74,300 shares
(iii) Sole power to dispose or to direct the disposition of: 0 shares
(iv) Shared power to dispose or to direct the disposition of: 74,300 shares

* Based on 2,670,259 shares of Common Stock, $0.01 par value, outstanding as of March 5, 2007, as disclosed in the Issuer's Annual Report on Form 10-K, for the year ended December 31, 2006.

              (1)  Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein by the other Reporting Persons and any other person named herein.  Each of the Reporting Persons disclaims membership in a "group" within the meaning of Section 13(d)(4) of the Securities Exchange Act of 1934 (the "Exchange Act") or rule 13d-5(b)(1) of the Exchange Act with any other Reporting Person or other person.

             (2) Mr. Robotti and ROBT share with Robotti & Company the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 4,460 shares of Common Stock owned by the discretionary customers of Robotti & Company.

             (3) Mr. Robotti and ROBT share with Robotti Advisors the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 169,355 shares of Common Stock owned by the advisory clients of Robotti Advisors.

             (4) Each of Messrs. Robotti and Wasiak and RMC share with RIC the power to vote or direct the vote, and share the power to dispose or to direct the disposition, of 74,300 shares of Common Stock owned by RIC.

Item 5.	Ownership of Five Percent or Less of a Class.
Not Applicable.

Item 6.	Ownership of More than Five Percent on Behalf of Another Person.
Not Applicable.

Item 7.	Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on by the Parent Holding Company or Control Person.
Not Applicable.

Schedule 13G
CUSIP No. 482730 10 8	Page 12 of 14 Pages

Item 8.	Identification and Classification of Members of the Group.
See Item 2 and Note (1) in Item 4.

Item 9.	Notice of Dissolution of Group.
Not Applicable.

Item 10.	Certifications:

By signing below we certify that, to the best of our knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

Schedule 13G
CUSIP No. 482730 10 8			Page 13 of 14 Pages

SIGNATURE

After reasonable inquiry and to the best of our knowledge and belief, we certify that the information set forth in this statement is true, complete and correct.

Date: March 15, 2007

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company, LLC		Robotti & Company Advisors, LLC

By:	Robotti & Company, Incorporated	By:	Robotti & Company, Incorporated

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: President and Treasurer		Title: President and Treasurer

/s/ Kenneth R. Wasiak

Kenneth R. Wasiak

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.

	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

		By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member

Schedule 13G
CUSIP No. 482730 10 8			Page 14 of 14 Pages

JOINT FILING AGREEMENT

The undersigned hereby agree that the Statement on Schedule 13G/A Amendment No. 6 dated March 15, 2007 with respect to the shares of Common Stock, $.01 par value per share, of K-Tron International, Inc., and any further amendments thereto executed by each or any of us shall be jointly filed on behalf of each of us pursuant to and in  accordance  with the provisions of Rule  13d-1(k)(1)(iii)  under the Securities Exchange Act of 1934, as amended.

This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

Robotti & Company, Incorporated

	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Robert E. Robotti		Name: Robert E. Robotti
Title: President and Treasurer

Robotti & Company, LLC		Robotti & Company Advisors, LLC

By:	Robotti & Company, Incorporated	By:	Robotti & Company, Incorporated

By:	/s/ Robert E. Robotti	By:	/s/ Robert E. Robotti

	Name: Robert E. Robotti		Name: Robert E. Robotti
	Title: President and Treasurer		Title: President and Treasurer

/s/ Kenneth R. Wasiak

Kenneth R. Wasiak

Ravenswood Management Company, L.L.C.		The Ravenswood Investment Company, L.P.

By:	/s/ Robert E. Robotti	By:	Ravenswood Management Company, L.L.C.

	Name: Robert E. Robotti		Its General Partner
Title: Managing Member

		By:	/s/ Robert E. Robotti

Name: Robert E. Robotti
Title: Managing Member